EXHIBIT 99

PROVIDENCE RESOURCES, INC

NEWS RELEASE

PROVIDENCE SIGNS EXPLORATION AND DEVELOPMENT AGREEMENT WITH MILLER ENERGY

July 2, 2007 – Houston, Texas – Providence Resources, Inc. (OTCBB: PVRS), an oil and gas exploration company, announced today that it has entered into an exploration and development agreement with Miller Energy LLC and certain of its affiliates providing for the further exploration and development of Providence’s Val Verde Prospect in Val Verde County, Texas. The Val Verde Prospect includes 12,832 acres of oil and gas leases, and has multiple oil and gas target zones, including the Ellenberger, the Strawn Carbonate, the Strawn sandstone and the Canyon sands. The Prospect is along a trend that has produced from multiple large gas fields, including the Gomez field, which has produced 10.6 trillion cubic feet to date, the Brown Bassett, which has produced 1.6 trillion cubic feet to date and the JM Field, which has produced 650 billion cubic feet to date.

The Val Verde Prospect has a large structure that has been delineated by seismic and drilling in the area.

The agreement provides that Miller will undertake all activities necessary to test and develop the Val Verde Prospect, including that information obtained from work currently in process by TRNCO Petroleum to complete a 3-D seismic program to delineate prospective areas within the Ellenberger and the other target zones. After the 3-D seismic program, which was commenced in June, has been completed and interpreted, Miller will drill a well to test all of the prospective zones. Miller will provide the funds for the exploration activities through a series of convertible loans to Providence, and will participate in a 10% working interest in the Prospect.

Providence further announces that Mr. Gilbert Burciaga has been appointed as Chief Executive Officer and as a director of Providence and that Mr. Edward Moses has been appointed as a director of Providence. Both are stockholders and affiliates of Miller Energy and its affiliates.

Mr. Burciaga is a Director of Miller Energy, as well as the Chairman/CEO of Miller Energy’s recently created gas marketing company, Vintage Gas Marketing. Mr. Burciaga has been involved in the natural gas supply and marketing business for over 25 years in which time he was a founding member of Dynegy, Inc. Mr. Burciaga served as one of six Senior Vice-Presidents involved in the startup and growth of this Fortune 500 trading company. From 1992-1997, Mr. Burciaga was President of NGC Energy Resources, a new division of Dynegy. NGC Energy Resources focused on the acquisition and operation of downstream assets and grew to have revenues of $250 Million. Since his work with Dynegy, he has been involved as an independent in the oil and gas industry on a number of occasions, as well as with a number of venture capital groups.

Mr. Moses is also a Director of Miller Energy, as well as Chairman of Miller Drilling. Mr. Moses has 45 years of successful drilling experience in the oil and gas business.  After graduating from Texas A&M with a Petroleum Engineering Degree in 1958, he went to work with Superior Oil Company in South Louisiana where he became their first drilling engineer.  While at Superior Oil, Mr. Moses worked around the world in many of the most challenging drilling environments including Alaska, the Zuyder Sea, the British North Sea, the Gulf Coast, South Africa, Australia, and the Philippines.  Mr. Moses was the first to drill a well in the Zuyder Sea, as well as offshore in South Africa, and he ran the first onshore drilling program in the U.K for Superior Oil.  By 1968 Mr. Moses was head of Superior Oil’s global drilling operations.  In 1977 Mr. Moses became an independent driller (while still working on Superior’s wells as a consultant).  Since then he has drilled more than 300 wells in South Louisiana, the North Sea, South and Central America, India and Asia.

About Miller Energy LLC

Miller Energy, and its affiliates, is a privately owned oil and gas group of companies based in Lafayette, Louisiana with interests in the Barnett Shale in the Fort Worth area.

About Providence Resources, Inc.

Providence is an oil and gas exploration company actively engaged in the development of oil and gas leases in Comanche, Hamilton and Val Verde Counties, Texas.

Forward Looking Statements:

A number of statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. A safe-harbor provision may not be applicable to the forward-looking statements made in this press release because of certain exclusions under Section 27A (b). These forward-looking statements involve a number of risks and uncertainties, including the sufficiency of existing capital resources, uncertainties related to the exploration and development of Providence’s leasehold oil and gas interests, and the ability to secure additional sources of financing. The actual results that Providence may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Providence encourages the public to read the information provided here in conjunction with its most recent filings on Form 10-KSB and Form 10-QSB. Providence’s public filings may be viewed at www.sec.gov.

Contact:

Gil Burciaga

Chief Executive Officer

Providence Resources, Inc.

Phone: 512 970 2888

Email: gil@buzenergy.com

Markus Mueller

Chairman of the Board of Directors

Providence Resources, Inc.

Phone: +41 44 280 5066

Email: muller@fes.ch